optionsXpress Announces Executive Management Team Changes

CHICAGO, IL, August 22, 2007 – optionsXpress Holdings, Inc. (Nasdaq-GS: OXPS) today announced that David Kalt has elected to step down as Chief Executive Officer effective September 30, 2007. Upon Mr. Kalt’s departure David Fisher, currently President of optionsXpress, will assume the role of Chief Executive Officer and Mr. Kalt’s seat on the Board of Directors.

Mr. Kalt, along with Chairman of the Board James Gray and Executive Vice Chairman Ned Bennett, founded optionsXpress in 2000 to address the underserved needs of self-directed retail investors who use options as a part of their investing strategy. James Gray will remain non-executive Chairman and Ned Bennett will continue to play a significant role in setting the Company’s strategic direction while remaining Executive Vice Chairman. Mr. Bennett will also remain Chief Executive Officer of optionsXpress, Inc., the Company’s broker-dealer subsidiary.  After Mr. Kalt transitions out of his day-to-day role, he expects to pursue other, earlier-stage entrepreneurial business opportunities, while remaining one of the Company’s largest shareholders.

Mr. Fisher has served as the Company’s President since March 2007, and prior to that served as Chief Financial Officer beginning in August 2004. He has played an instrumental role in creating a strong, recognizable brand and driving the Company’s most important initiatives including the conversion to self-clearing, the acquisition and integration of online futures broker XpressTrade, LLC and the initial public offering.

“On behalf of the entire optionsXpress team, I would like to express my gratitude to David Kalt for the innovation and leadership he has brought to optionsXpress. We certainly wouldn’t be where we are today without him. We do, however, understand his decision given his strong entrepreneurial nature and wish him well in his future endeavors,” commented Mr. Gray. “Going forward, David Fisher’s skills and experience make him ideal to lead the company in our next phase of growth as we continue to focus on the self-directed investor using derivatives and expand our optionsXpress international and brokersXpress subsidiaries.”

Mr. Kalt, who oversaw the growth of optionsXpress from initial concept to an award-winning online brokerage with over 240,000 customers said, “optionsXpress has been a large part of my life for the past seven years. I have enjoyed all my experiences and will cherish the many friendships I’ve made along the way. I leave with great confidence that David Fisher, together with our strong and experienced management team, will provide the stewardship needed for optionsXpress to reach its tremendous potential.”

“I am excited and honored for the chance to build on the great legacy David Kalt has shaped. The industry fundamentals remain strong, we have a robust platform and we have extremely talented people. We are more confident than ever in the growth opportunity for optionsXpress,” said Mr. Fisher.

About optionsXpress Holdings, Inc.
optionsXpress Holdings, Inc., a pioneer in equity options and futures trading, offers an innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. optionsXpress Holdings subsidiaries include optionsXpress, Inc., a retail online brokerage specializing in options and futures, and brokersXpress, LLC, an online trading and reporting platform for independent investment professionals. Barron’s named optionsXpress the number one online broker for four years in a row (2003 to 2006) and Kiplinger’s Personal Finance named it the top discount broker in 2006.

More information can be found in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.

Safe Harbor
This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward- looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

FOR FURTHER INFORMATION:
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Victoria Paris Ashton Partners (312) 553-6715	Josh Inglis Strategics, Inc. (312) 346-2007